Exhibit 99.1

News Release

For: IMMEDIATE RELEASE

Date: May 2, 2006

Contact: Charles S. Howard, President & CEO

-or- David A. Meinert, EVP & CFO

Phone: (641) 673-8448

MidWestOne Financial Group Increases Dividend,

Announces Stock Repurchase

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. ("OSKY"), a financial holding company headquartered in Oskaloosa, Iowa, reported that the Company's board of directors declared a dividend of $.18 per share payable to shareholders on June 15, 2006. This is an increase of 6 percent from the $.17 per share paid to shareholders for the previous nine quarters. Dividends will be paid to shareholders of record as of June 1, 2006.

The board of directors also authorized a stock repurchase for up to $2,000,000 of the Company's common stock through December 31, 2006. Management is authorized to repurchase the Company's stock on the open market. The previous stock repurchase authorization expired April 30, 2006.

The annual meeting of MidWestOne's shareholders was held April 28, 2006. At the meeting, shareholders elected the following individuals to serve on the Company's board of directors: R. Scott Zaiser, Burlington, Iowa, one-year term; Donal D. Hill, Fairfield, Iowa, two-year term; Barbara J. Kniff, Pella, Iowa, three-year term; Michael R. Welter, Sigourney, Iowa, three-year term; Robert D. Wersen, Oskaloosa, Iowa, three-year term; and Edward C. Whitham, Burlington, Iowa, three-year term. Messrs. Hill, Wersen and Zaiser are new to the Company's board, but had previously served on individual bank subsidiary boards of directors. Other directors include Richard R. Donohue, Charles S. Howard, David A. Meinert, John P. Pothoven and James G. Wake. The shareholders also approved the 2006 Stock Incentive Plan and ratified the appointment of KPMG LLP as the independent auditor for the year ending December 31, 2006.

MidWestOne Financial Group's bank subsidiary MidWestOne Bank maintains locations in the following Iowa communities: Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo. MidWestOne Investment Services, Inc. offers investment brokerage services in Pella, Burlington, Fairfield, Oskaloosa, Ottumwa and Sigourney, Iowa. Cook & Son Agency, Inc. offers property and casualty insurance products in Pella, Iowa. MidWestOne Financial Group common stock is traded on the Nasdaq National Market System under the symbol "OSKY." The Company's web site can be found at www.midwestonefinancial.com.

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